Independent Auditors' Consent

The Board of Directors
Oswego County Bancorp, Inc.:

We consent to the incorporation by reference in the Registration Statement No. 333-39696 on Form S-8 of Oswego County Bancorp, Inc. of our report dated January 15, 2002, with respect to the consolidated statements of financial condition of Oswego County Bancorp, Inc. and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years then ended, which report has been included in the December 31, 2001 Annual Report on Form 10-KSB of Oswego County Bancorp, Inc.


                                                          /s/ KPMG LLP

March 26, 2002
Syracuse, New York